Exhibit 99.1

Semtech First Quarter Sales up 12 Percent Sequentially; Sales up 41 Percent and Net Income up 79 Percent over Prior Year Period

    CAMARILLO, Calif.--(BUSINESS WIRE)--May 25, 2004--

          Outlook for 7 to 10 Percent Sequential Sales Growth

    Semtech Corporation (Nasdaq:SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today announced that net sales and income for its first quarter of fiscal year 2005 increased significantly over the fourth quarter and prior year period. Gross margin for the first quarter of fiscal year 2005 was a record
59.4 percent.
    Net sales for the first quarter that ended April 25, 2004 were $61.9 million, up from $44.0 million in the prior year first quarter. Net income for the first quarter of fiscal year 2005 was $14.8 million or 19 cents per diluted share, up from $8.3 million or 11 cents per diluted share in the prior year period. Net income in the first quarter of fiscal year 2005 represented a 24 percent after-tax margin. The growth in net sales, operating income and earnings per share for the quarter exceeded the Company's previous forecast.
    Sales for all five of Semtech's strategic product lines increased in the first quarter of fiscal year 2005 compared to the fourth quarter and prior year period. New orders in the first quarter grew faster than net sales and represented the second highest bookings quarter in the Company's history. Demand remained strong across the major end-markets of computing, communications and industrial. Based on beginning backlog and confirmed design wins, the Company expects sales growth across all major end-markets and product lines in the second quarter of fiscal year 2005.
    Power Management products represented 53 percent of sales in the first quarter. Demand was strong for power products used in cellular phones, desktop computers, graphics and in the emerging areas of networking and industrial. Orders for Protection products, which are used in a diverse range of portable, broadband and networking systems, were up 64 percent over the same period last year. Shipments of Protection products were up 51 percent over last year.
    Jason Carlson, Semtech's President and Chief Executive Officer commented, "Semtech's business remains strong across all major markets and product lines. Our leadership in Portable Power Management and Protection products is driving sales in many different portable applications. New product development, including out of the Human Input Device (HID) product line, has increased Semtech's available content in key applications like feature-rich cellular phones, notebook computers and portable devices. The HID product line doubled its orders in the first quarter over the fourth quarter due to several programs at major OEMs."
    Mr. Carlson added, "Strength outside of portable applications is apparent in the greater than 25 percent sequential growth in the end-markets of communications infrastructure, industrial and military. Networking and industrial have been focus areas for sales efforts in the last two years."
    Design wins secured in the first three months of fiscal year 2005 have the potential for more than $80 million of annual revenue. Telecom and networking applications represented 17 percent of total design win dollars, the second largest end-market segment for design wins after portable electronics.
    Semtech ended the first quarter of fiscal year 2005 with $278.9 million of cash and investments and no long-term debt. The Company spent $3.1 million on the repurchase of common stock in the first three months of the fiscal year.

    Second Quarter Outlook

    Semtech estimates that net sales for the second quarter of fiscal year 2005 will be up 7 to 10 percent over the first quarter. Turns orders (orders received and shipped in the same quarter) of approximately 30 percent are required to achieve this forecast. Gross margin and operating income are expected to increase. Earnings in the second quarter are forecasted to be 21 cents per diluted share.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    Safe Harbor Provision

    Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for cellular phones, personal computers and automated test equipment, demand for semiconductor devices in general, demand for the Company's products in particular, competitors' actions, supply from key third-party silicon wafer foundries and assembly contractors, manufacturing costs and yields, relations with strategic customers, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.


                          SEMTECH CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands - except per share amounts)


                                                  Three Months Ended
                                                April 25,   April 27,
                                                  2004         2003
                                               (Unaudited) (Unaudited)

Net sales                                          $61,893    $44,017
Cost of sales                                       25,111     19,160
Gross profit                                        36,782     24,857

Operating costs and expenses:
Selling, general and administrative                 10,341      8,946
Product development and engineering                  7,907      7,825

Total operating costs and expenses                  18,248     16,771

Operating income                                    18,534      8,086

Interest and other income, net                         894      2,792

Income before taxes                                 19,428     10,878
Provision for taxes                                  4,663      2,611

Net income                                         $14,765     $8,267
                                               =======================

Earnings per share:
Basic                                                $0.20      $0.11
Diluted                                              $0.19      $0.11

Weighted average number of shares:
Basic                                               74,226     73,236
Diluted                                             78,819     76,522


Notes regarding Consolidated Statements of Income:

1.) In the three month period ended April 25, 2004, $297,000 of previously written-off inventory was sold. In the three month period ended April 27, 2003, $484,000 of previously written-off inventory was sold.

2.) "Interest and other income, net" includes a gain on the repurchase of convertible subordinated notes of $2.8 million in the three month period ended April 27, 2003.


                          SEMTECH CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)



                                                April 25,  January 25,
                                                  2004        2004
                                               (Unaudited)
Assets

Current assets:
Cash and cash equivalents                         $66,115     $96,314
Temporary investments                              90,378      93,044
Receivables, less allowances                       22,339      20,362
Inventories                                        23,880      22,166
Income taxes refundable                             5,795       5,795
Deferred income taxes                               4,650       5,212
Other current assets                                8,431       3,062
Total current assets                              221,588     245,955
Property, plant and equipment, net                 51,819      49,579
Investments, maturities in excess of 1 year       122,412      86,119
Deferred income taxes                              25,199      25,552
Other assets                                        1,884       1,268

Total Assets                                     $422,902    $408,473
                                               =========== ===========

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable                                  $13,822      $8,554
Accrued liabilities                                 7,808      16,894
Income taxes payable                                2,117       1,699
Deferred revenue                                    3,097       1,689
Other current liabilities                               -          27
Total current liabilities                          26,844      28,863
Other long-term liabilities                           615           -
Total Stockholders' equity                        395,443     379,610

Total Liabilities and Stockholders' Equity       $422,902    $408,473
                                               =========== ===========


    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010 (Investor Relations)